SAMSON OIL & GAS LIMITED PRESENTATION AND ANNUAL GENERAL MEETING

Denver 1900 hours November 28th, 2011, Perth 1000 hours November 29th, 2011

Samson Oil & Gas Limited (NYSE AMEX: SSN; ASX: SSN) CEO Mr. Terry Barr is presenting at the Company’s Annual General Meeting to be held in Perth, Western Australia on November 29th, 2011.

The presentation is available on the Company’s website: www.samsonoilandgas.com.au

For and on behalf of the board of

SAMSON OIL & GAS LIMITED

TERRY BARR Managing Director	For further information please contact, Terry Barr, CEO on 303 296 3994 (US office) or 970 389 5047 (US cell)

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange AMEX under the symbol "SSN".  Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 1,996 million ordinary shares issued and outstanding (including 246 million options exercisable at AUD 1.5 cents), which would be the equivalent of 99.8 million ADSs.  Accordingly, based on the NYSE AMEX closing price of US$1.95 per ADS on November 28, 2011 the Company has a current market capitalization of approximately US$189.9 million.  Correspondingly, based on the ASX closing price of A$0.105 on November 28, 2011, the Company has a current market capitalization of A$203.4 million.  The options have been valued at their closing price of A$0.080 on November 28, 2011 and translated to US$ at the current exchange of 0.98 for purposes of inclusion in the US$ market capitalization calculation.

Statements made in the presentation that is available on Samson’s website that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which is available at www.sec.gov/edgar/searchedgar/webusers.htm.